T.Rowe Price Active Crypto ETF S-1A

Exhibit 10.5

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS TRANSFER AGENCY AND SERVICE AGREEMENT (this “Agreement”) is made as of March 26, 2026, by and between STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at One Congress Street, Boston, Massachusetts 02114 (“State Street” or the “Transfer Agent”), and T. ROWE PRICE SPONSOR LLC, (the “Sponsor”), a Delaware limited liability corporation having its principal office and place of business at 1307 Point Street, Baltimore, Maryland 21231 on behalf of each entity identified on Schedule A (collectively the “Trust”).

WHEREAS, the Trust is authorized to issue shares of beneficial interest (“Shares”) representing interests in a portfolio of digital assets and other assets, which issuance and redemption will be only in aggregations of Shares known as “Creation Units” as described in the currently effective prospectus and most recently filed registration statement of the Trust (collectively, the “Prospectus”);

WHEREAS, only those entities (“Authorized Participants”) that have entered into an Authorized Participant Agreement with the distributor of the Trust, currently T. Rowe Price Investment Services, Inc. (the “Distributor”) and the Transfer Agent, are eligible to place orders for Creation Units with the Distributor;

WHEREAS, the Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”) or its nominee will be the record or registered owner of all outstanding Shares;

WHEREAS, Trust desires to appoint Transfer Agent to act as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and Transfer Agent has the capability of providing such services and desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto, agree as follows:

1.	TERMS OF APPOINTMENT

1.1	Subject to the terms and conditions set forth in this Agreement, the Trust hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, transfer agent for the Creation Units and dividend disbursing agent of the Trust, in accordance with the policies and procedures agreed to by the Transfer Agent and the Trust.

1.2	Transfer Agency Services. In accordance with procedures established from time to time by written agreement between the Trust, as applicable, and the Transfer Agent, the Transfer Agent shall:

●	establish each Authorized Participant’s account in the Trust’s on the Transfer Agent’s recordkeeping system and maintain such account for the benefit of such Authorized Participant;

●	receive and process orders for the purchase of Creation Units from the Distributor or the Trust, and promptly deliver payment and appropriate documentation thereof to the custodian of the Trust as identified by the Trust (the “Custodian”);

●	generate, or cause to be generated, and transmit confirmation of receipt of such purchase and redemption orders to the Authorized Participants and, if applicable, transmit appropriate trade instruction to the National Securities Clearance Corporation (“NSCC”) and/or DTC;

●	receive and process redemption requests and redemption directions from the Distributor or the Trust, and deliver the appropriate documentation thereof to the Custodian;

●	with respect to items (i) through (iv) above, the Transfer Agent may execute transactions directly with Authorized Participants and the Distributor or its agent;

●	at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies, if any, to the redeeming Authorized Participant as instructed by the Distributor or the Trust;

●	prepare and transmit by means of DTC’s book-entry system payments for any dividends and distributions declared by the Trust;

●	record the issuance of Shares of the Trust and maintain a record of the total number of Shares of the Trust which are issued and outstanding; and provide the Trust or its agent on a regular basis with the total number of Shares of the Trust which are issued and outstanding but Transfer Agent shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares to determine if there are authorized Shares available for issuance or to take cognizance of any laws relating to, or corporate actions required for, the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust; and, excluding DTC or its nominee as the record or registered owner, the Transfer Agent shall have no obligations or responsibilities to account for, keep records of, or otherwise related to, the beneficial owners of the Shares;

●	maintain and manage, as agent for the Trust, such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of Creation Unit purchases and redemptions and the payment of the Trust’s cash dividends and distributions. The Transfer Agent may maintain such accounts at the bank or banks deemed appropriate by the Transfer Agent in accordance with applicable law;

●	process any request from an Authorized Participant to change its account registration; and

●	except as otherwise instructed by the Trust, the Transfer Agent shall process all transactions in the Trust in accordance with the procedures mutually agreed upon by the Trust and the Transfer Agent with respect to the proper net asset value to be applied to purchase orders received in good order by the Transfer Agent or by the Trust or any other person or firm on behalf of the Trust or from an Authorized Participant before cut-offs established by the Trust. The Transfer Agent shall report to the Trust any known exceptions to the foregoing.

1.3	Additional Services. In addition to, and neither in lieu of nor in contravention of the services set forth in Section 1.2 above, the Transfer Agent shall perform the following services:

(i)	The Transfer Agent shall perform such other services for the Trust that are mutually agreed to by the parties from time to time, for which the Trust will pay such fees and reimburse such reasonable out-of-pocket expenses as may be mutually agreed upon The provision of such services shall be subject to the terms and conditions of this Agreement.

(ii)	DTC and NSCC. The Transfer Agent shall: (a) accept and effectuate the registration and maintenance of accounts, and the purchase and redemption of Creation Units in such accounts, in accordance with instructions transmitted to and received by the Transfer Agent by transmission from DTC or NSCC on behalf of Authorized Participants; and (b) issue instructions to the Trust’s banks for the settlement of transactions between the Trust and DTC or NSCC (if applicable) (acting on behalf of the applicable Authorized Participant).

1.4	Authorized Persons. The Trust hereby agrees and acknowledges that the Transfer Agent may rely on the current list of authorized persons, including the Distributor, as provided or agreed to by the Trust in writing and as may be amended from time to time (each, an “Authorized Person”), in receiving instructions to issue or redeem Creation Units. The Trust agrees and covenants for itself and each such Authorized Person that any order or sale of or transaction in Creation Units received by it after the order cut-off time as set forth in the Prospectus or such earlier time as designated by the Trust (the “Order Cut-Off Time”), shall be effectuated at the net asset value determined on the next business day or as otherwise required pursuant to the Trust’s then-effective Prospectus, and the Trust or such Authorized Person shall so instruct the Transfer Agent of the proper effective date of the transaction.

1.5	Anti-Money Laundering and Client Screening. With respect to the Trust’s offering and sale of Creation Units at any time, and for all subsequent transfers of such interests, the Trust or its delegate shall, to the extent applicable, and to the extent required by law: (i) conduct know your customer/client identity due diligence with respect to potential investors and transferees in the Shares and Creation Units and shall obtain and retain due diligence records for each investor and transferee; (ii) use its commercially reasonable efforts to ensure that each investor’s and any transferee’s funds used to purchase Creation Units or Shares shall not be derived from, nor the product of, any criminal activity; (iii) if requested, provide periodic written verifications that such investors/transferees have been checked against the United States Department of the Treasury Office of Foreign Assets Control database for any non-compliance or exceptions; and (iv) perform its obligations under this Section in accordance with all applicable anti-money laundering laws and regulations. In the event that the Transfer Agent has received advice from counsel that access to underlying due diligence records pertaining to the investors/transferees is necessary to ensure compliance by the Transfer Agent with relevant anti-money laundering (or other applicable) laws or regulations, the Trust shall, upon receipt of written request from the Transfer Agent, provide the Transfer Agent copies of such due diligence records.

1.6	State Transaction (“Blue Sky”) Reporting. If applicable, the Trust shall be solely responsible for its “blue sky” compliance and state registration requirements.

1.7	Tax Law. The Transfer Agent shall have no responsibility or liability for any obligations now or hereafter imposed on the Trust, any Creation Units, any Shares, a beneficial owner thereof, an Authorized Participant or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax laws of any country or of any state or political subdivision thereof. It shall be the responsibility of the Trust to notify the Transfer Agent of the obligations imposed on the Trust, the Creation Units, the Shares, or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.

1.8	The Transfer Agent shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

2.	FEES AND EXPENSES

2.1	Fee Schedule. For the performance by the Transfer Agent of services provided pursuant to this Agreement, the Transfer Agent shall be entitled to receive the fees and expenses set forth in a written fee schedule agreed to by the parties.

3.	REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to the Trust that:

3.1	It is a trust company duly organized and existing under the laws of the Commonwealth of Massachusetts.

3.2	It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), it will remain so registered for the duration of this Agreement, and it will promptly notify the Trust in the event of any material change in its status as a registered transfer agent.

3.3	It is duly qualified to carry on its business in the Commonwealth of Massachusetts.

3.4	It is empowered under applicable laws and by its organizational documents to enter into and perform the services contemplated in this Agreement.

3.5	All requisite organizational proceedings have been taken to authorize it to enter into and perform this Agreement.

3.6	It is in compliance with all laws applicable to it in the performance of services under this Agreement.

3.7	It has and will continue to maintain access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3.8	The Transfer Agent shall cooperate with the Trust's independent public accountants and shall take commercially reasonable actions to provide such information, as may be reasonably requested by the Trust from time to time, to such accountants for the expression of their opinion.

4.	REPRESENTATIONS AND WARRANTIES OF THE TRUST

The Trust represents and warrants to the Transfer Agent that:

4.1	The Trust is a statutory trust duly organized, existing and in good standing under the laws of the state of Delaware.

4.2	The Trust is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

4.3	All requisite proceedings have been taken to authorize the Trust to enter into, perform and receive services pursuant to this Agreement and to appoint the Transfer Agent as transfer agent of the Trust.

4.4	The Trust is exempt from registration under the Investment Company Act of 1940, as amended (the “1940 Act”).

4.5	A registration statement under the Securities Act of 1933, as amended (the “Securities Act”), will become effective prior to the commencement of the Trust’s public offering and will remain effective, and any appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

4.6	Where information provided by the Trust, the Authorized Participants or the Trust’s investors includes information about an identifiable individual (“Personal Information”), the Trust represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Transfer Agent, and as required for the Transfer Agent to use and disclose such Personal Information in connection with the performance of the services hereunder. The Trust acknowledges that the Transfer Agent may perform any of the services and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Trust, including the United States and that information relating to the Trust, including Personal Information of investors may be accessed by national security authorities, law enforcement and courts. The Transfer Agent shall be kept indemnified by and be without liability to the Trust for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.

5.	DATA ACCESS AND PROPRIETARY INFORMATION

5.1	The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Trust by the Transfer Agent as part of the Trust’s ability to access certain Trust-related data maintained by the Transfer Agent or another third party on databases under the control and ownership of the Transfer Agent (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or another third party. In no event shall Proprietary Information be deemed Authorized Participant information or the confidential information of the Trust. The Trust agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Trust agrees for itself and its officers and trustees and their agents, to:

(i)	use such programs and databases solely on the Trust’s, or such agents’ computers, or solely from equipment at the location(s) agreed to between the Trust and the Transfer Agent, and solely in accordance with the Transfer Agent’s applicable user documentation;

(ii)	refrain from copying or duplicating in any way the Proprietary Information;

(iii)	using commercially reasonable measures to deter unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(iv)	refrain from causing or allowing Proprietary Information transmitted from the Transfer Agent’s computers to the Trust’s, or such agents’ computer to be retransmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent;

(v)	allow the Trust or such agents to have access only to those authorized transactions agreed upon by the Trust and the Transfer Agent;

(vi)	honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

5.2	Proprietary Information shall not include all or any portion of any of the foregoing items that are or become publicly available without breach of this Agreement; that are released for general disclosure by a written release by the Transfer Agent; or that are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

5.3	If the Trust notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data, and the Trust agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN “AS IS, AS AVAILABLE” BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.4	If the transactions available to the Trust include the ability to originate electronic instructions to the Transfer Agent in order to effect the transfer or movement of cash or Creation Units or transmit Authorized Participant information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of an instruction made by the Trust or any of its officers, employees, agents or subcontractors who have been designated by the Trust as Authorized Persons without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

5.5	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section. The obligations of this Section shall survive any earlier termination of this Agreement.

5.6	Notwithstanding Section 5.1, the Trust is granted a non-exclusive, non-transferable and perpetual right to use reports generated in connection with the Trust’s receipt of transfer agency services hereunder; provided, however, that (i) such use is limited to the Trust’s internal business purposes and (ii) such reports may not be re-distributed by the Trust except in the ordinary course of its business to Authorized Participants and internal organizations for informational purposes.

6.	RESERVED

7.	STANDARD OF CARE / LIMITATION OF LIABILITY

7.1	The Transfer Agent shall act in good faith and without negligence, fraud or willful misconduct and shall be held to the exercise of reasonable care and diligence that a professional provider of transfer agent services would observe in carrying out all of its duties and obligations under this Agreement (the “Standard of Care”) at all times in its performance of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its failure to act in accordance with the Standard of Care or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this Standard of Care, and that Section 4-209 of the Uniform Commercial Code is superseded by this Section.

7.2	In any event, except as otherwise agreed in writing, the Transfer Agent’s cumulative liability for each calendar year (a “Liability Period”) with respect to the services provided pursuant to this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Trust including, but not limited to, any liability relating to the Trust’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Transfer Agent’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Transfer Agent for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2025 shall be the date of this Agreement through December 31, 2025, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2026 and terminating on December 31, 2026 shall be the date of this Agreement through December 31, 2025, calculated on an annualized basis. In no event shall the Transfer Agent or the Trust be liable for any special, incidental, indirect, punitive or consequential damages, regardless of the form of action and even if the same were foreseeable.

8.	INDEMNIFICATION

8.1	The Transfer Agent shall not be responsible for, and the Trust shall indemnify and hold the Transfer Agent harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees (including the defense of any lawsuit in which the Transfer Agent or affiliate is a named party), payments, reasonable expenses and liability arising out of or attributable to:

(i)	all actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such acts or omissions are taken in accordance with the Standard of Care;

(ii)	the Trust’s breach of any representation, warranty or covenant of the Trust hereunder;

(iii)	the Trust’s lack of good faith, gross negligence or willful misconduct;

(iv)	reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (a) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, electronic data entry, electronic instructions or other similar means authorized by the Trust, and which have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust, including but not limited to any broker-dealer, third party administrator or previous transfer agent; (b) any instructions or requests of the Trust or its officers or the Trust’s agents or subcontractors or their officers or employees, in each case who have been designated by the Trust as Authorized Persons; (c) any instructions or opinions of legal counsel to the Trust with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; (d) any confirmation received from the Trust, the Sponsor or any other Authorized Person as to the delivery by an Authorized Participant or required Digital Assets (defined below) determined to be sufficient for the related issuance of Creation Units; or (e) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons, provided that such acts or omissions are taken under subsection (a)-(e) are done in accordance with the Standard of Care;

(v)	the offer or sale of Creation Units by the Trust in violation of any requirement under federal or state securities laws or regulations requiring that such Creation Units be registered, or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Creation Units;

(vi)	the negotiation and processing of any checks, wires and ACH transmissions, including without limitation, for deposit into, or credit to, the Trust’s demand deposit accounts maintained by the Transfer Agent, provided that such negotiation and/or processing is done in accordance with the Standard of Care;

(vii)	all actions relating to the transmission of Trust, Creation Unit or Authorized Participant data through the NSCC clearing systems, if applicable, provided that Transfer Agent’s acts or omissions relating thereto are done in accordance with the Standard of Care; and

(viii)	any tax obligations under the tax laws of any country or of any state or political subdivision thereof, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses (including legal expenses) that may be assessed, imposed or charged against the Transfer Agent as transfer agent hereunder, but excluding income, excise, franchise or other similar taxes ordinarily imposed on the Transfer Agent’s income, property or business generally.

The term “Digital Assets” means the asset that is issued and/or transferred using distributed ledger or blockchain technology, including, but not limited to, so-called “virtual currencies”, “coins”, and “tokens” and with respect to which State Street has agreed to provide services pursuant to other services agreements between State Street and the Trust.

8.2	At any time, the Transfer Agent may apply to any officer of the Trust for instructions, and may consult with legal counsel (which may be Trust counsel) with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Trust, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by machine readable input, electronic data entry or other similar means authorized by the Trust, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

9.	ADDITIONAL COVENANTS OF THE TRUST AND THE TRANSFER AGENT

9.1	Delivery of Documents. The Trust shall promptly furnish to the Transfer Agent the following:

A copy of the Declaration of Trust and Trust Agreement and all amendments thereto.

9.2	Certificates, Checks, Facsimile Signature Devices. The Transfer Agent hereby agrees to establish and maintain facilities and procedures for safekeeping of any stock certificates, check forms and facsimile signature imprinting devices; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

9.3	Records. The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the 1940 Act and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request. Records may be surrendered in either written or machine-readable form and format in line with then-current industry standard and reasonably acceptable to the Trust. In the event that the Transfer Agent is requested or authorized by the Trust, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Trust by state or federal regulatory agencies, including to produce the records of the Trust or the Transfer Agent’s personnel as witnesses or deponents, the Trust agrees to pay the Transfer Agent for the Transfer Agent’s reasonable time and expenses, as well as the reasonable fees and expenses of the Transfer Agent’s counsel, incurred in such production. The Transfer Agent shall provide the applicable Trust with information regarding the reasonable fees and expenses incurred in responding to any such requests for records.

10.	CONFIDENTIALITY AND USE OF DATA

10.1	All information provided under this Agreement by or on behalf of a party (the “Disclosing Party”) to the other party (the “Receiving Party”), whether in written, electronic or oral form, including, without limitation, information regarding the Disclosing Party’s business, operations or finances (“Confidential Information”) shall be treated as confidential. For the avoidance of doubt, all portfolio holdings and trading information of the Trust shall constitute Confidential Information of the Trust. The Receiving Party shall keep confidential and protect from unauthorized disclosure or misuse the Disclosing Party’s Confidential Information with the same degree of care as it would employ with respect to its own information of like importance which it does not desire to have published or disseminated, but in no event less than a reasonable degree of care. Subject to 10.2 below, all Confidential Information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 10.2 below), including financial and operational management and reporting, risk management, and legal and regulatory compliance. The Receiving Party shall not use any Confidential Information of the Disclosing Party for the Receiving Party’s own purposes, including marketing, customer research, or market analytics, whether or not on an anonymized or aggregate basis. The Transfer Agent shall not use any Confidential Information of the Trust for any investment or trading purpose and shall maintain policies, procedures and other measures, including a code of ethics or similar policy, consistent with industry best practices, to ensure compliance with all applicable securities laws by it and any other entity or individual with access to portfolio holdings or trading information.

10.2	The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process (provided that, unless prohibited by law or regulation, promptly on receipt of any order compelling such disclosure, the Receiving Party shall notify the Disclosing Party in writing of such requirement to disclose so that the Disclosing Party has a reasonable opportunity to obtain a protective order at the Disclosing Party’s expense) or by operation of law or regulation, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Custodian or its affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

The Parties agree that disclosure of Confidential Information by the Transfer Agent will cause irreparable damage to the Trust and, therefore, in addition to all other remedies available at law or in equity, the Trust shall have the right to seek equitable and injunctive relief, and to recover the amount of damages (including reasonable attorneys’ fees and expenses) incurred in connection with such unauthorized use. Upon expiration or termination of this Agreement, or upon the request of the Disclosing Party, all copies of Confidential Information of the Disclosing Party shall be destroyed or returned to the Disclosing Party, at the Disclosing Party’s discretion. Notwithstanding the foregoing, a Receiving Party may retain copies of the Disclosing Party’s Confidential Information and shall have no obligation to destroy or return such copies to the extent the Receiving Party maintains such information in accordance with this Agreement and such retention is required pursuant to (i) applicable laws, regulations, or regulatory authority or (ii) the Receiving Party’s internal policies and procedures, or (iii) the Receiving Party’s routine archiving and electronic backup and storage policies and systems.

In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Transfer Agent (which term for purposes of this Section 10.3 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Trust and share such information with its Affiliates, agents, consultants, employees, attorneys, accountants and/or other service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Trust and the Transfer Agent or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and internal client service management purposes of the Transfer Agent and its Affiliates.

10.3	Except as expressly contemplated by this Agreement, nothing in Section 10.3 shall limit the confidentiality and data protection obligations of the Transfer Agent and its Affiliates under this Agreement and applicable law. The Transfer Agent shall cause any Affiliate, agent, consultant, employee, attorney, accountant, and/or other service provider to which it has disclosed Confidential Information pursuant to this Agreement to comply at all times with confidentiality and data protection obligations under this Agreement as if it were a party to this Agreement and the Transfer Agent shall be liable under this Agreement for any use or disclosure in violation of Sections 9 and 10 by its Affiliates’ personnel, agents, subcontractors, attorneys, accountants and/or service providers. The undertakings and obligations contained in this Section shall survive the termination or expiration of this Agreement.

11.	EFFECTIVE PERIOD AND TERMINATION

11.1	TERM. This Agreement shall remain in full force and effect for an initial term ending February 28, 2029. After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the initial term or any renewal term, as the case may be.

11.2	TERMINATION.

(i)       Either party may terminate this Agreement as to the Trust: (a) in the event of the other party’s material breach of a provision of this Agreement that the other party has either failed to cure, or failed to establish a remedial plan to cure that is reasonably acceptable to the non-breaching party, within 60 days’ written notice being given by the non-breaching party of the breach, (b) immediately if the material breach cannot be cured; or (c) in the event of the appointment of a conservator or receiver for the other party, the commencement by or against the other party of a bankruptcy or insolvency case or proceeding, or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. The Trust may also terminate this Agreement as to the Trust in the event of a Change of Control of the Transfer Agent. For purposes hereof, “Change of Control” means the occurrence of a transaction or a series of transactions by which a person: (i) acquires the direct or indirect ownership of a majority of the Transfer Agent’s outstanding capital stock (or other form of equity interests) including by merger or otherwise; (ii) obtains the voting power to elect a majority of the directors of the Transfer Agent’s board of directors (or other similar governing body); or (iii) acquires or exclusively licenses directly or indirectly all or substantially all of a Transfer Agent’s assets that are the subject matter of this Agreement, for example, the sale of any of Transfer Agent’s ETF administration businesses.

11.3	PAYMENTS OWING TO THE TRANSFER AGENT. Upon termination of this Agreement pursuant to Section 11.1 or 11.2, the Trust shall pay to the Transfer Agent any compensation then due and shall reimburse the Transfer Agent for its other fees, expenses and charges as reflected in the applicable fee schedule. In the event of the Trust termination of this Agreement with respect to the Trust for (a) any reason other than as set forth in Section 11.1 or 11.2 or (b) a transaction not in the ordinary course of business pursuant to which the Transfer Agent is not retained to continue providing services hereunder to the Trust (or its respective successors), the Trust shall pay to the Transfer Agent any compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by the Transfer Agent with respect to the Trust) and shall reimburse the Transfer Agent for its other fees, expenses and charges.

11.4	EXCLUSIONS. No payment will be required pursuant to clause (b) of Section 11.3 in the event of any transaction consisting of (a) the liquidation or dissolution of the Trust and distribution of the Trust’s assets as a result of the Board’s determination in its reasonable business judgment that such liquidation or dissolution is in the best interests of the Trust, (b) a merger of the Trust into, or the consolidation of the Trust with, another organization or series, or (c) the sale by the Trust of all or substantially all of its assets to another organization or series and, in the case of a transaction referred to in the foregoing clause (b) or (c) the Transfer Agent is retained to continue providing services to the Trust (or its respective successor) on substantially the same terms as this Agreement.

11.5	EFFECT OF TERMINATION. Termination of this Agreement with respect to any one particular Trust shall in no way affect the rights and duties under this Agreement with respect to any other Trust to the extent not terminated.

12.	ADDITIONAL TRUSTS

In the event that the Trust establishes one or more series of Shares in addition those listed on the attached Schedule A, with respect to which the Trust desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become an individual Trust hereunder.

13.	ASSIGNMENT

13.1	Except as provided in Section 15.17 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

13.2	Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Trust, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Trust. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective permitted successors and assigns.

13.3	This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Trust. Other than as provided in Section 15.17, neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

14.	RESERVED

15.	MISCELLANEOUS

15.1	Amendment. This Agreement may be amended by a written agreement executed by both parties.

15.2	Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts without giving effect to any conflicts of law rules thereof.

15.3	Force Majeure. The Transfer Agent shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused by circumstances beyond its control, including without limitation, power or other mechanical or technological failures or interruptions, work stoppages, natural disaster, acts of war, revolution, riot or terrorism or other similar force majeure events or acts, except to the extent losses arising from such event are attributable to the Transfer Agent’s breach of its business continuity obligations under this Agreement.

15.4	Data Protection and Data Privacy. The Transfer Agent will implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the Confidential Information of the Trust, including the personal information of the Trust’s shareholders, employees, directors and/or officers that the Transfer Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. The information security program will include administrative, technical and physical safeguards reasonably designed to: (i) maintain the security and confidentiality Confidential Information; (ii) protect against anticipated threats or hazards to the security or integrity of Confidential Information, including appropriate measures designed to meet legal and regulatory requirements applying to the Transfer Agent; (iii) protect against unauthorized access to or use of Confidential Information. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

15.6	Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

15.7	Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

15.8	Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

15.9	Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy. Any waiver must be in writing signed by the waiving party.

15.10	Entire Agreement. This Agreement and any schedules, exhibits, attachments or amendments hereto constitute the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

15.11	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

15.12	Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

15.13	Notices. Any notice instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

(a)           If to Transfer Agent, to:

State Street Bank and Trust Company

Transfer Agency

Attention: Compliance

One Heritage Drive Building

1 Heritage Drive

Mail Stop OHD0100

North Quincy MA 02171

With a copy to:

State Street Bank and Trust Company

Legal Division – Global Services Americas

One Congress Street

Boston, MA 02114

Attention: Senior Vice President and Senior Managing Counsel

(b)           If to the Trust, to:

c/o T. ROWE PRICE ASSOCIATES, INC.

100 East Pratt Street

Baltimore, MD 21231

Attention: General Counsel

with a copy to: [  ]

T. Rowe Price Sponsor LLC

1307 Pointe Street

Baltimore, MD 21231

Attention: Secretary

15.14	Interpretive and Other Provisions. In connection with the operation of this Agreement, the Transfer Agent and the Trust, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Trust’s governing documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

15.16	Reports. Upon reasonable request of the Trust, the Transfer Agent shall provide the Trust with copies of the Transfer Agent’s Service Organizational Control (SOC) 1 reports prepared in accordance with the requirements of AT section 801, Reporting on Controls at a Service Organization (formerly Statement on Standards for Attestation Engagements (SSAE) No. 18), and any successor reports thereto. The Transfer Agent shall use commercially reasonable efforts to provide the Trust with such reports as the Trust may reasonably request or otherwise reasonably required to fulfill its duties under Rule 38a-1 of the 1940 Act or similar legal and regulatory requirements.

15.17	Delegation. The Transfer Agent shall retain the right to employ agents, subcontractors, consultants and other third parties, including, without limitation, affiliates (each, a “Delegate” and collectively, the “Delegates”) to provide or assist it in the provision of any part of the services stated herein or the discharge of any other obligations or duties under this Agreement without the consent or approval of the Trust. The Transfer Agent shall be responsible for the acts and omissions of any such Delegate so employed as if the Transfer Agent had committed such acts and omissions itself. The Transfer Agent shall be responsible for the compensation of its Delegates.

15.18	Business Continuity. The Transfer Agent will at all times maintain a business contingency plan and a disaster recovery plan and will take commercially reasonable measures to maintain and periodically test such plans. The Custodian will implement such plans following the occurrence of an event which results in an interruption or suspension of the Services to be provided by the Custodian.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

STATE STREET BANK AND TRUST COMPANY

By: /s/ Eruch A. Mody

Name: Eruch A. Mody

Title: Senior Managing Director

EACH T. ROWE PRICE TRUST SET FORTH ON SCHEDULE A HERETO

BY: T. ROWE PRICE SPONSOR LLC

By: /s/ Jean-Marc Corredor

Name: Jean-Marc Corredor

Title: Vice President

Schedule A

LIST OF TRUSTS

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